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Exhibit 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                        Year ended     Year ended
                                         March 31,      March 31,
                                           1996           1995

PRIMARY
 Average shares outstanding              7,734,082      7,325,970
 Net effect of dilutive stock
  options and warrants--based on
  the treasury stock method using
  average market price                      N/A            N/A
                             TOTAL       7,734,082      7,325,970

Net income (loss)                       $  (92,474)    $ (468,681)

Per share amount                        $     (.01)    $     (.06)


FULLY DILUTED
 Average shares outstanding              7,734,082      7,325,970

 Net effect of dilutive stock
  options and warrants--based on
  the treasury stock method using
  the year-end market price, if
  higher than the average market
  price                                     N/A            N/A

                             TOTAL       7,734,082      7,325,970


Net income (loss)                       $  (92,474)    $ (468,681)

Per share amount                        $     (.01)    $     (.06)

Shares issuable upon exercise of stock options and warrants were not considered in the computations in 1996 and 1995 since the effect would be anti-dilutive.